Exhibit 99.1

E*TRADE Announces Close of Trust Company of America (TCA) Transaction

Combination diversifies business and secures access to high growth Advisor service delivery model

NEW YORK--(BUSINESS WIRE)--April 9, 2018--E*TRADE Financial Corporation (NASDAQ:ETFC) today announced that it has completed the acquisition of independent advisor custodian TCA.

"It is with great pleasure that we welcome TCA into the E*TRADE family. With this acquisition, we have created a more powerful and well-rounded offering,” said Karl Roessner, Chief Executive Officer of E*TRADE Financial. "TCA makes our investing advice continuum more complete, enabling us to serve a broader base of clients, from self-directed investors seeking best-in-class digital platforms and guidance, to investors who seek higher-touch relationships and advice. The TCA team shares many of the foundational characteristics we at E*TRADE hold dear, such as a commitment to innovation, and phenomenal service, and we are thrilled to embark on the next chapter of our story with them on board.”

Since 1972, TCA has been a champion of Registered Investment Advisors, dedicated to helping them realize their full potential. TCA offers fully integrated real-time technology, consultative services, and back office support for RIAs. As of March 31, 2018, TCA had $18.3 billion in institutional assets under custody, $1.6 billion in customer cash, and over 200 active RIAs on its platform.

About E*TRADE Financial and Important Notices

E*TRADE Financial and its subsidiaries provide financial services including brokerage and banking products and services to retail customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Commodity futures and options on futures products and services are offered by E*TRADE Futures LLC (Member NFA). Managed Account Solutions are offered through E*TRADE Capital Management, LLC, a Registered Investment Adviser. Bank products and services are offered by E*TRADE Bank, and RIA custody solutions are offered by E*TRADE Savings Bank, both of which are national federal savings banks (Members FDIC). More information is available at www.etrade.com.

E*TRADE Financial, E*TRADE, and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation. ETFC-G

© 2018 E*TRADE Financial Corporation. All rights reserved.

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E*TRADE Media Relations
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or
E*TRADE Investor Relations
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